                                                                    EXHIBIT 4.1


                TERMS AND CONDITIONS OF KIMCO REALTY CORPORATION
              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

--------------------------------------------------------------------------------

1.  PURPOSE AND ADMINISTRATION.

         The purpose of the Kimco Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") is to provide the stockholders of Kimco Realty Corporation ("Kimco") an opportunity to automatically invest their cash dividends in additional shares of Common Stock of Kimco as well as to make monthly or other voluntary cash investments of not less than $100 and not more than $25,000 per quarter. The Plan will be administered by BankBoston, N.A. ("BankBoston").

2.  PURCHASE OF COMMON SHARES.

(a) As Participant's Agent, BankBoston will receive (i) dividend cash from Kimco on the common and preferred shares of Kimco held by each stockholder of Kimco participating in the Plan, as well as those full and fractional shares (computed to three decimal places) acquired under the Plan, and (ii) voluntary cash investments from Participants. BankBoston or other authorized agent will apply such funds toward the purchase of Kimco Common Stock for the Participant's account. Such purchases may be made on the New York Stock Exchange or any securities exchange where the Kimco's Common Stock is traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as BankBoston or other authorized agent may determine. Alternatively, or in combination with open market purchases, Kimco has the right to satisfy its obligations hereunder by registering and issuing additional shares of Common Stock, subject to compliance with the Securities Act, and the rules and regulations thereunder. BankBoston will generally invest all funds received as dividend cash from Kimco beginning on the dividend payment date as declared by Kimco from time to time and normally continuing for a period of two to five days from such dividend payment date. BankBoston will generally invest all funds received as voluntary cash investments once per month beginning on the voluntary cash investment date, which is generally the 15th of each month or, if that is not a business day, the first succeeding day which is a business day and normally continuing for a period of two to five days from such voluntary cash investment date. No interest will be paid on funds held by BankBoston.

         Voluntary cash investments received by BankBoston will be returned to a Participant upon written request received by BankBoston at least (2) business days prior to the date shares of Common Stock would have otherwise been purchased by BankBoston on behalf of such Participant.

(b) In making purchases for the Participant's account, BankBoston or other authorized agent may commingle the Participant's funds with those of other Kimco stockholders participating in the Plan. The price at which the shares shall be deemed to have been acquired for the Participant's account shall be the average price of all shares purchased by the agent for all Participants in the Plan without reduction for commission, (to the extent paid by Kimco). The price of shares acquired in the open market with voluntary cash investments will be adjusted to reflect brokerage commissions paid by the Participants. BankBoston may hold the shares of all Participants on deposit in its name or in the name of its nominee. BankBoston shall have no responsibility as to the value of Kimco Common Stock acquired for the Participant's account. It is understood that for a number of reasons, including observance of the rules and regulations of the Securities and Exchange Commission requiring temporary curtailment or suspension of purchases, it is possible that the whole amount of funds available in the Participant's account for the purchase of shares of Kimco might not be applied to the purchase of such shares on or before the next ensuing dividend payment date or voluntary cash investment date. BankBoston shall not be liable when conditions prevent the purchase of shares or interfere with the timing of such purchases. No Participant shall have any authority or power to direct the time or price at which Common Stock may be purchased.

3.  ACCOUNTS.

         As soon as practicable after the purchase of shares has been completed, BankBoston will send each Participant a statement of account confirming the transaction and itemizing any previous reinvestment activity for the calendar year.

         Shares credited to a Participant's account may not be pledged or assigned and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign Common Stock credited to his account must first withdraw such shares from the account.

4.  AUTHORIZATION.

         Stockholder authorization for dividend reinvestment must be received by BankBoston at least three (3) days prior to the record date for dividends on Kimco stock; otherwise such authorization shall not be effective until the next dividend record date.

5.  INCOME TAX.

         The reinvestment of dividends does not relieve the Participant of any income tax which may be payable on such dividends. BankBoston will report to each Participant for tax purposes the dividends credited to his account and the amount of brokerage commissions paid by Kimco on behalf of the participant. Such information will also be furnished to the IRS to the extent required by law.

         In addition, the Tax Equity and Fiscal Responsibility Act of 1982 imposes certain reporting obligations on brokers and other middlemen. As a result, BankBoston will be required to report to the IRS and the Participant any sale of Common Stock by it on behalf of a participant.

6.  VOTING.

         BankBoston will not vote any shares that it holds for a Participant's account except as directed by the Participant. If no instructions are received, the shares will not be voted.

7.  CERTIFICATES.

         Shares of Common Stock purchased under the Plan are registered in the name of a nominee and shown on each Participant's account. However, a Participant may request a certificate for any of the whole shares which have accumulated in such Participant's account by writing a letter of instruction or completing and signing the withdrawal of shares section on the reverse side of the account statement. Each certificate issued is registered in the name or names in which the account is maintained, unless otherwise instructed in writing. If the certificate is to be issued in the name other than the name of the Plan account, the Participant or Participants must have his or her signature(s) guaranteed by a commercial bank or a broker. Certificates for fractional shares will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares remaining in the Participant's account and will automatically be reinvested.

8.  TERMINATION OF PARTICIPATION.

         A Participant may terminate the account at any time by notifying BankBoston in writing. Unless the termination notice is received by BankBoston prior to any dividend record date, it cannot be processed until after purchases made from the dividends paid have been completed and credited to Participants' accounts. All dividends with a record date after timely receipt of notice for termination will be sent directly to the Participant. If a termination notice is not received by BankBoston at least two (2) business days prior to a voluntary cash investment date the voluntary cash investment may be invested. Once termination has been effected, BankBoston will issue to the Participant, without charge, certificates for the full shares held in his account or, if he so requests, sell the full shares held under the Plan, deduct brokerage commissions, transfer taxes (if any) and a service charge of $5.00 and deliver the proceeds to him. The Participant's interest in any fractional shares held in his account at termination will be paid in cash at the then current market value of the Common Stock. If a Participant disposes of all shares represented by certificates registered in his own name on the books of Kimco but does not give notice of termination under the Plan, BankBoston may continue to reinvest the dividends on his stock held under the Plan until otherwise directed.

9.  STOCK DIVIDENDS.

         It is understood that any stock dividends or split shares distributed by Kimco on shares held by BankBoston for the participant will be credited to the Participant's account. In the event that Kimco makes available to its stockholders rights to purchase additional shares or other securities, the Participant will receive appropriate instructions in connection with all such rights directly from BankBoston in order to permit a Participant to determine what action he desires to take.

10.  RESPONSIBILITY OF BANKBOSTON.

         Neither Kimco nor BankBoston shall be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (1) arising out of failure to terminate the Participant's account upon such Participant's death prior to receipt of notice in writing of such death or (2) with respect to the prices at which shares are purchased or sold for the Participant's account and the times such purchases or sales are made.

11.  AMENDMENT OF PLAN.

         The Plan may be amended or supplemented by BankBoston or Kimco at any time or times but, except when necessary or appropriate to comply with law or the rules or policies of the Securities and Exchange Commission or other regulatory authority, only by mailing appropriate written notice at least 30 days prior to the effective date thereof to each Participant. The amendment or supplement shall be deemed to be accepted by the Participant unless prior to the effective date thereof, BankBoston receives written notice of the termination of the Participant's account. Any such amendment may include an appointment by BankBoston in its place of a successor Bank or Agent for the account of the Participant, all dividends and distributions payable on shares of Kimco stock held by the Participant for application by such successor Bank or Agent as provided in these terms and conditions.

12.  APPLICABLE LAW.

         The effective date of this Plan, as amended, shall be March 9, 1999. The Plan first became effective on March 30, 1992.

                          CORRESPONDENCE AND QUESTIONS

--------------------------------------------------------------------------------

         All correspondence and questions regarding the Plan and/or your account should be directed to:

                                BankBoston, N.A.
                                  c/o EquiServe
                                  P.O. Box 8040
                        Boston, Massachusetts 02266-8040

                        Attn: Dividend Reinvestment Dept.
                         Kimco Dividend Reinvestment and
                               Stock Purchase Plan

                                 (781) 575-3400

         TO BANKBOSTON, N.A. (AGENT):

         I hereby appoint you as my agent, subject to the Terms and Conditions of the Dividend Reinvestment and Common Stock Purchase Plan of Kimco Realty Corporation, set forth in the accompanying booklet, and authorize you, to the extent indicated, to apply all cash dividends payable to me on shares of Kimco Preferred and Common Stock and all my voluntary cash investments to purchase full shares and fractional interests of Kimco Common Stock.

         DO NOT RETURN THIS FORM UNLESS YOU INTEND TO PARTICIPATE IN THE PLAN.

         This appointment relates only to the Preferred and Common Stock held by me and listed on the reverse side of this enrollment form and all full shares and fractional interests acquired under the Plan. I understand that I may terminate my participation at any time by notifying you in writing.

Please direct all correspondence to:        BankBoston, N.A.

                                            c/o EquiServe
                                            Dividend Reinvestment Dept.
                                            P.O. Box 8040
                                            Boston, Massachusetts  02266-8040

NOTE:  THIS IS NOT A PROXY

                            KIMCO REALTY CORPORATION
   DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN/OPTIONAL CASH PAYMENT
                                 ENROLLMENT FORM

         I wish to participate in the Dividend Reinvestment and Common Stock Purchase Plan on the following basis (select only one):

/_/ FULL PARTICIPATION. All dividends on all shares are to be reinvested in the Plan and voluntary cash investments are to be invested in the Plan.

/_/ PARTIAL PARTICIPATION. Dividends to be paid on _______ shares of Common Stock, _______ shares of class A Preferred Stock _______ shares of Class B Preferred Stock, _______ shares of Class C Preferred Stock and _______ shares of Class D Preferred Stock (please indicate number of shares in whole numbers) and voluntary cash investments are to be invested in the Plan.

/_/ OPTIONAL CASH PAYMENTS ONLY. Voluntary cash investments are to be invested in the Plan. My initial voluntary cash investment of $_______ is enclosed (minimum $100 per month, maximum $25,000 per quarter). Check or money order should be made payable to "BankBoston, N.A."


_________________________           ____________________________________________
Please Print or Type Name           Social Security Number or Taxpayer ID Number


______________________________________________________________
Signature of Shareholder (as it appears on your certificate(s)
                  and/or dividend check)

                        SEE REVERSE SIDE FOR EXPLANATION